Exhibit 16.1

August 20, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 15, 2024, to be filed by our former client, Stride, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ BDO USA, P.C.